Exhibit 23.2
Consent of Independent Auditors

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (Nos. 333-170668 and 333-192004), Form S-4 (No. 333-131494), and Form S-8 (Nos. 333-125875, 333-181786, 33-99868, and 33-99866) on Form 10-K of Darling Ingredients Inc. of our report dated February 7, 2017, with respect to the consolidated balance sheets of Diamond Green Diesel Holdings LLC and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, members' equity, and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Darling Ingredients Inc.

/s/ KPMG LLP

San Antonio, Texas
February 28, 2017